UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2007

FOX PETROLEUM INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52721
(Commission File Number)

N/A
(IRS Employer Identification No.)

64 Knightsbridge, London England SW1X 7JF
(Address of principal executive offices and Zip Code)

44-207-590-9630
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pusuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 16, 2007, through our wholly owned UK subsidiary, Fox Energy Exploration Limited (“Fox UK”), we entered into a farm-out agreement dated November 8, 2007 with Valiant North Sea Limited (“Valiant”) and Petrofac Energy Developments Limited (“Petrofac”). Pursuant to the terms of the farm-out agreement, Valiant and Petrofac agreed to assign a total of 46% interest in the south area of Block 211/17 located in the UK North Sea. Block 211/17 is covered by U.K. Seward Production License P.1455.

In consideration for the 46% interest, we agreed to pay for 89% of the cost of drilling an exploration well on the south area of the block and perform certain works related to the drilling an exploration well.

The plan under the farm-out agreement is to split the license area into two parts, the south area and the north area, and we will act as a well operator in relation to the exploration well. We will only acquire the interest in the south area of the license area and will not acquire any interest in the north area of the license area. We are required to spud the exploration well before December 31, 2008 unless the parties agree to a later date.

Pursuant to the terms of the farm-out agreement, all the parties will each pay a portion of the well costs based on their ownership interest as follows:

Party	Percentage Interest	Paying Interest for Well Costs excluding 7” Liner and Testing	Paying Interest for 7” Liner and Testing
Fox UK	46%	89%	46%
Valiant	30%	11%	30%
Petrofac	24%	0%	24%

We are also required to pay 20% and 26% of the certain license costs to Valiant and Petrofac, respectively.

The foregoing summary of the terms of the farm-out agreement are qualified entirely by reference to the farm-out agreement) and the exhibits thereto which are attached as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

10.1	Farm-Out Agreement dated November 8, 2007 between Valiant North Sea Limited, Petrofac Energy Developments Limited and Fox Energy Exploration Limited

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOX PETROLEUM INC.

Per: /s/ Alexander Craven

Alexander Craven
Director

Dated: November 23, 2007